Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AMCI Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1, File No. 333-227994, of our report dated July 20, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of AMCI Acquisition Corp. as of June 30, 2018 and for the period from June 18, 2018 (inception) through June 30, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
November 8, 2018